Exhibit 99

PRESS RELEASE

Sanmina-SCI Contact:

Paige Bombino

Investor Relations

+1.408.964.3610

FOR IMMEDIATE RELEASE

SANMINA-SCI CORPORATION ANNOUNCES DELAY IN FILING OF ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED OCTOBER 2, 2004

San Jose, California — December 17, 2004 — Sanmina-SCI Corporation (NASDAQ: SANM) today announced that it is filing a notification with the Securities and Exchange Commission on Rule 12b-25 pursuant to which it is seeking an extension of up to 15 days to file its report on Form 10-K for the fiscal year ended October 2, 2004.  As indicated in the 12b-25 filing, the Company’s inability to file the 10-K report when due is the result of an issue that arose in the course of the Company’s review and substantiation of certain accounts at one of the Company’s plants.  As also indicated in the 12b-25 report, this substantiation was only recently completed by the Company and is subject to audit by the Company’s independent auditors.  The Company expects that it will be in a position to file its Form 10-K for fiscal 2004 prior to December 31, 2004.

The Company estimates that the effect of any adjustments resulting from the completion of its reviews at the plant at which the audit is pending, together with the net effect of any other audit adjustments, could potentially result in a charge to income reducing its GAAP loss per share for fiscal 2004 by an amount ranging from $(0.00) to $(0.03) cents per share as compared to the Company’s previously announced results for fiscal 2004.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology, and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company’s fiscal year 2003 Annual Report on Form 10-K filed on December 9, 2003 and 10-Q filed on August 9, 2004, with the Securities Exchange Commission.

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